Exhibit 10.8

Form of Incentive Stock Option Agreement for 2025 Plan

IMMUCELL CORPORATION

INCENTIVE STOCK OPTION AGREEMENT

On _______________ (the “Grant Date”) and pursuant to the Company’s 2025 Stock Option and Incentive Plan (the “Option Plan”), ImmuCell Corporation, a Delaware corporation (the “Company”), granted to _____________ (the “Optionee”), a Stock Option (this “Option”) to purchase __________ ________________ shares of common stock of the Company at the price of $_____ per share, such price being equal to the Fair Market Value (as defined in the Option Plan) of the common stock on the Grant Date.

This Option shall be treated as an incentive stock option to the maximum extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended, with the balance treated as a nonqualified stock option.  [If for any reason the 2025 Plan has not been duly approved by vote of the Corporation’s stockholders by December 31, 2026, then unless the Company determines otherwise, and consistent with applicable Nasdaq listing rules for equity compensation grants, this Option shall be deemed cancelled. Except as otherwise expressly stated herein, this Option (whether or not treated in whole or in part as an incentive stock option) is granted subject to all of the terms and conditions of the Option Plan.] [DELETE IF APPROVED]

1.     EXERCISE.

This Option is not immediately exercisable but rather shall become exercisable as follows:

i.	This Option shall vest in three consecutive annual installments with _______ shares becoming exercisable on each of ___________, __________, and __________.

ii.	In the event of a “Change in Control” (as defined in the Employment Agreement), the Optionee’s right to purchase Shares subject to this Option shall vest immediately.

iii.

Pursuant to the Employment Agreement, if the Company terminates the Optionee's employment without Cause (other than for death or disability) or if the Optionee terminates his employment for Good Reason, then the unvested portion of this Option shall immediately accelerate and become fully vested and exercisable as of the termination date.

The purchase price for the shares purchased upon exercise of this Option shall be paid in cash or certified check or, at the discretion of the Compensation and Stock Option Committee of the Board of Directors of the Company, by any other means permitted under the Option Plan.  As soon as practicable following an exercise of this Option by delivery to the Company of the exercise price, the Company shall provide the Optionee with a certificate for the shares being purchased.  Such certificate shall have endorsed thereon any legends the Company deems advisable under federal or state securities laws.

If the Company, in good faith, determines that an exercise of this Option, or a resale of Shares receivable upon exercise, triggers a withholding obligation under federal, state, or local tax laws, the Optionee shall make provision for payment of any such withholding deemed owed by him. The Company shall have the right, in its discretion, to set off all or any part of such withholding obligation against payments otherwise to be made to the Optionee, including without limitation payments of salary.

2.     NON-TRANSFERABILITY.

Except as otherwise provided in the Option Plan, this Option is not transferable by the Optionee.

3.     TERMINATION OF OPTION.

Unless earlier terminated pursuant to the terms of the Option Plan or the Employment Agreement, this Option shall terminate 10 years after the grant date, on ___________, and may not be exercised after that date.

Following a termination of employment (including by death or disability), the period of exercisability of this Option shall be governed by the Option Plan.  Provided, however, that pursuant to the Employment Agreement, if the Company terminates the Optionee’s employment without Cause (other than for death or disability) or if the Optionee terminates his employment for Good Reason, then the period of exercisability for any portion of the Option then-vested (by acceleration or otherwise) shall be extended if and to the extent provided in the Employment Agreement.  No such extension, however, shall have the effect of extending the termination date of the Option.[*]

4.     ACKNOWLEDGMENT OF OPTIONEE.

The Optionee hereby accepts the grant of the foregoing Option and agrees to be bound by its terms and provisions.  The Optionee further acknowledges that he has received a copy of the Option Plan, has read and understood the same, and agrees to be bound by its terms, conditions, and restrictions except as otherwise expressly provided herein.

5.     DATE OF OPTION.

This Option was granted on and as of the Grant Date.

IMMUCELL CORPORATION

By:

Name:

Its:

THE OPTIONEE:

Signature Date:  ___________ (effective as of the Grant Date)

[*] NB: Exercise more than 3 months after termination of employment may affect qualification of the exercise for treatment as an incentive stock option under Section 422 of the Internal Revenue Code.